Exhibit 10.58

Corporate Address: 8 West 889 Howell Mill Rd NW Suite 4500 Atlanta, GA 30318 Mailing Address: 2146 Roswell Road Suite 108-851 Marietta, GA 300

September 4, 2025

Andrew Glickler

5912 Genoa Court

Plano, Texas 75093

Via email: andrew_glickler@hotmail.com

Dear Andrew,

We are pleased to offer you the position of Senior Vice President of Finance (SVP, Finance) at QumulusAI, reporting to the Chief Financial Officer. This offer document supersedes and replaces all previous offers, whether implied, written, or accepted.

Position and Start Date

As SVP, Finance, you will be a full-time employe under our WAHA Technologies Inc. entity. Your role will be based in Plano, Texas, and may expand to other locations based on the needs of the company. Your expected start date will be September 15, 2025, or as otherwise agreed by you and your hiring manager(s).

Compensation and Benefits

Base Salary You will receive a starting annual base salary of$225,000.00, payable in accordance with the Company's standard payroll schedule and is subject to all applicable taxes and withholdings.

Bonus: You will receive a guaranteed $25,000 bonus if you are a full-time employee on December 31, 2025. This bonus will be payable in the pay period ending January 31, 2026. For calendar year 2026, you will be eligible to receive an annual target bonus of 25% of your base salary. This bonus is subject to the Company's performance in meeting its management and financial objectives, in addition to your performance at the Company.

Equity Incentive: As part of your total compensation, you will be eligible to receive Restricted Stock Units (RSUs) in the amount of $75,000.00 in value after completion of your first 90 days of employment. This RSU grant will be subject to a vesting schedule and other terms and conditions of the Company's Equity Incentive Plan (the "Plan"), which is currently being drafted and will be distributed upon completion and adoption by the Board of Directors.

EAP Tuition Repayment: You will be eligible to receive up to $5,250 annually in educational assistance through our Employer Assistance Program, subject to IRS regulations and applicable plan requirements.

Payroll: Payroll is processed on the 5th and the 20th each month. All payroll is direct deposit (no physical/paper checks will be created). The pay-period for the 1st - 15th of each month is direct deposited on the 20th; the pay-period for the 16th- last day of the month is direct deposited on the 5th.

Other Benefits:

PTO    Paid Time Off (PTO) hours are accrued monthly upon hire and re-sets by the calendar year. PTO is accessible to the employees after their first 90 days of employment. PTO is allocated as follows:

Upon Hire - 3 weeks (15 days/120 hours) accrued at 10.0 PTO hours per month

At 3 years - 4 weeks (20 days/160 hours) accrued at 13.33 hours per month

At 5 years the maximum PTO limit is met 5 weeks (25 days/200 hours) accrued at 16.66 hours per month

Health Insurance: Health benefits are paid in part by the company. The remainder of the costs is the employee's responsibility.

Medical Plan = Anthem Blue Cross Blue Shield: Company pays 80% of Employee premium (including premium for spouse and dependents); Employee pays 20% of premium.

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Dental Plan = Principal Insurance: Company pays 100% of premium (including premium for spouse and dependents)

Vision = Principal Insurance: Company pays 100% of premium (including premium for spouse and dependents)

FSA = Flexible Savings Plan through Employment Benefits Corporation: 100% employee funded; participation is optional.

Long Term Disability = Principal Insurance: Company pays 100% of premium for long-term disability policy for the employee (not applicable for spouses and dependents)

Life Insurance: Life/Accidental Death & Dismemberment (ADD) = Principal Insurance: Company pays 100% of premium for a $50,000 policy for the employee (not applicable for spouse and dependents)

401k Retirement Plan: Immediate participation available. You are automatically enrolled at the voluntary elective contribution of 6%, which can be adjusted or declined by you through My.ADP.com, or the ADP App. Currently, the company does not match employee contributions.

Conditions of Employment

Your employment with QumulusAI is contingent upon the results of a background check and verification of employment eligibility under the Immigration Reform and Control Act (Form I-9).

As an employee of QumulusAI you agree to abide by all QumulusAI employment polies, including but not limited to confidentiality, conflict of interest, and intellectual property provisions.

At Will Employment

Please understand that your employment with QumulusAI will be "at-will. This means that either you or the company may terminate the employment relationship at any time, with or without cause or advance notice.

Andrew, we are thrilled at the possibility of you joining QumulusAI and look forward to working with you to further the success of QumulusAI. Please indicate your acceptance of this offer by signing and returning this letter by 9/08/2025.

Sincerely,

/s/ Robert C. Bissell	/s/ Scott Krosnowski
Robert C. (Chris) Bissell	Scott Krosnowski
Co-Founder & President	Chief Financial Officer

Accepted and Agreed:

Signature: /s/ Andrew Glickler

Printed Name: Andrew Glickler

Date:  9/5/2025

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